Exhibit 10.9

FOURTH AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

THIS FOURTH AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT (the “Fourth Amendment”) is made and entered into this 19th day of February, 2018 by and between ANDREA ELECTRONICS CORPORATION (the “Company”), a New York corporation, and DOUGLAS J. ANDREA (the “Executive”).

WHEREAS, the Company and the Executive are parties to an Executive Employment Agreement dated as of August 1, 2014 (the “Agreement”) which provides that the Agreement would terminate on January 31, 2018, unless extended under its terms;

WHEREAS, the Company desires to continue to employ the Executive as the Chief Executive Officer of the Company and the Executive wishes to accept such continued employment under the terms and conditions set forth in the Agreement, as modified by this Amendment; and

WHEREAS, the parties desire to retroactively extend the term of the Agreement until July 31, 2018, subject to the terms of this Amendment.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and the Executive (individually a “Party” and together the “Parties”) agree as follows:

1. Amendment.

1.1.	The term of the Agreement is hereby extended for the period beginning on February 1, 2018 and ending on July 31, 2018.

1.2.	The Base Salary will be $216,000 effective January 8, 2018.

1.3.	Section 6(e) and Section 8(c) are deleted in their entirety if a Change in Control is achieved with a shareholder liquidity event of or payment less than $5,000,000.

1.4.	Section 6(e), Section 6(e)(ii), Section 6(e)(iii) and Section 8(c) are replaced to read as follows if a Change in Control is achieved with a shareholder liquidity event of or payment greater than or equal to $5,000,000.

Section 6(e) Termination Following a Change in Control. If, during the Term of Employment, the Company shall, for its convenience, terminate the Executive's employment within the later of the remaining term of the agreement or twelve (12) months following a Change in Control, then the Company shall provide the Executive, or in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be:

Section 6(e) (ii) a sum equal to twelve (12) months of the Executive's most recent Base Salary plus a pro-rated portion of the Executive's most recent annual and four quarterly bonuses paid immediately preceding the Change of Control. Such payments shall be paid in equal monthly installments during the twelve (12) month period following the Executive's termination; and

Section 6(e) (iii) continuation for twelve (12) months of health and medical benefits coverage substantially equivalent to the coverage maintained by the Company for the Executive prior to his termination, except to the extent such coverage may be changed in its application to all Company employees on a nondiscriminatory basis, and shall, for a period of eighteen (18) months from the expiration of such twelve (12) months period, provide COBRA continuation coverage, if available, to the Executive. Notwithstanding the foregoing, such coverage shall cease in the event that the Executive becomes covered by comparable coverage from another employer. In no event is the Executive entitled to receive cash consideration in lieu of the continued coverage provided by this subparagraph 6(e)(iii).

Section 8(c) If the Executive’s employment is terminated or ended under Section 6(e), the period of the restrictions under this Section 8(a) and 8(b) shall be twelve (12) months.

1.5.	Section 6 (d) (vi) is replaced to read as follows:

“provided that the Executive executes a separation agreement and general release in the form annexed as Exhibit A and in accordance with the time frames and conditions set forth therein, the Company’s obligations to the Executive are limited to and shall be to the Executive: (1) a severance payment equal to (i) two (2) months of the Executive's most recent Base Salary plus two (2) months prorated portion of the Executive's most recent annual and quarterly bonuses, payable in equal amounts over a period of two (2) months in accordance with the Company's normal payroll practices as are in effect from time to time; (2) payment of Q32017 bonus of $12,500 that was not paid and (3) in addition, the Company shall arrange and pay for continuation of health insurance coverage for the Executive, and his spouse and dependents for a period of six (6) months from the Date of Termination and shall, for a period of eighteen (18) months from the expiration of such six month period, provide COBRA continuation coverage to the Executive at the cost to the Executive.”

2. Ratification.

Except as modified and amended by this Amendment, the Parties hereto hereby agree and confirm that the Agreement remains in full force and effect.

3. Counterparts.

This Amendment may be executed in counterparts, each of which shall be deemed an original, and all of which, when taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Fourth Amendment as of February 19, 2018

ANDREA ELECTRONICS CORPORATION

By:	/s/ Gary A. Jones
Gary A. Jones
Director

By:	/s/ Louis Libin
Louis Libin
Director

By:	/s/ Joseph J. Migliozzi
Joseph J. Migliozzi
Director

By:	/s/ Jonathan D. Spaet
Jonathan D. Spaet
Director

EXECUTIVE

/s/ Douglas J. Andrea
Douglas J. Andrea